EXHIBIT 99.1

CONTACT:

Tom Steinbauer Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc. (702) 567-7000

AMERISTAR REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF 2003

Las Vegas, Nevada, October 28, 2003–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced results for the third quarter of 2003.

Third quarter 2003 highlights:

•	Record net revenues of $201.5 million, an increase of $14.3 million, or 7.6%, from the third quarter of 2002.

•	Operating income of $34.2 million and EBITDA (a non-GAAP financial measure which is defined and reconciled with operating income below) of $50.1 million, representing increases of 34.8% and 28.5%, respectively, from the third quarter of 2002. Operating income and EBITDA included charges of $1.3 million related to the introduction of the “All New Ameristar Kansas City” and $0.9 million associated with the unsuccessful pursuit of a corporate acquisition.

•	Net income of $11.9 million, a 60.4% increase from $7.4 million for the third quarter of 2002.

•	Diluted earnings per share of $0.44 for the third quarter of 2003, compared to $0.28 for the third quarter of 2002. Our previously issued estimate for diluted earnings per share for the third quarter of 2003 was $0.47 to $0.52. Analysts’ latest consensus estimate for the third quarter of 2003, as reported by Thomson First Call, was $0.54. Diluted earnings per share in 2003 was reduced by $0.06 per share as a result of costs related to the introduction of the “All New Ameristar Kansas City,” the unsuccessful pursuit of the corporate acquisition and the early retirement of long-term debt. Diluted earnings per share benefited by $0.03 per share due to an adjustment to the interest accrual on our senior subordinated notes.

•	On September 12-14, 2003, we introduced the “All New Ameristar Kansas City,” which features a completely renovated casino with the widespread implementation of ticket-in, ticket-out slot machines and seven new restaurant and entertainment venues, including the 330-seat Amerisports Brew Pub with state-of-the-art audio and video technology.

•	We continued to be the leader in our markets in the implementation of “coinless” slot technology. We remain on target to implement “coinless” technology in 75% of the slot machines at our riverboat properties by the end of 2003 and approximately 100% by the end of 2004.

               The record revenues in the third quarter of 2003 were driven primarily by a 20.1% increase in revenues at Ameristar St. Charles. The new St. Charles facility, which opened in August 2002, continued to generate strong results. Revenues were also positively impacted by a 9.1% increase in revenues at Council Bluffs as the property continued to extend its market share lead.

               Net income and diluted earnings per share for the third quarter of 2003 improved despite increases in net interest expense and depreciation expense. For the three months ended September 30, 2003, consolidated net interest expense increased to $15.1 million from $13.9 million for the same period in 2002 as a result of a significant reduction in capitalized interest following the opening of the new St. Charles facility, partially offset by a $1.4 million adjustment to our interest accrual recorded in the third quarter of 2003. Depreciation and amortization expense increased from $13.6 million in the third quarter of 2002 to $15.9 million in the 2003 third quarter, primarily due to the opening of the new St. Charles facility and the Kansas City enhancements. Net income and diluted earnings per share were also reduced by charges of $1.3 million related to the introduction of the “All New Ameristar Kansas City,” $0.9 million associated with the unsuccessful pursuit of the corporate acquisition and $0.4 million related to the early retirement of debt.

               Craig H. Neilsen, Chairman and CEO, stated, “We are very pleased with our performance in the third quarter. We continue to benefit from the implementation of our business model and operating strategies, including maintaining the highest quality facilities in each of our markets and successfully executing targeted marketing and cost management strategies. Our St. Charles, Council Bluffs, Vicksburg and Jackpot properties continue to be market share leaders, which contributed to our record net revenues for the quarter. We believe Ameristar Kansas City’s future financial results will improve as occurred following the completion of the renovation and improvement projects at Ameristar Council Bluffs and Ameristar Vicksburg and the new facility at Ameristar St. Charles.”

Ameristar St. Charles

               Ameristar St. Charles again posted record results. Net revenues increased 20.1% to $66.0 million, from $55.0 million in the prior-year quarter, due to a full quarter of operations from the new gaming, restaurant and entertainment facilities. For the third quarter of 2003, Ameristar St. Charles’ market share increased to 31.8%, 5.0% more than in the third quarter of 2002. 1 Ameristar St. Charles has been the market share leader in the greater St. Louis market in each of the four quarters since the new facility opened.

               Operating income increased to $15.6 million from $3.9 million, and EBITDA increased to $21.4 million from $8.2 million, in the third quarter of 2003 compared to the third quarter of 2002. In the third quarter of 2002, we incurred impairment charges and pre-opening expenses totaling $4.9 million related to the opening of the new facility. Excluding these charges, operating income increased 78.3% and EBITDA increased 63.9% in the third quarter of 2003 compared to the prior-year quarter. Ameristar St. Charles’ operating margin improved to 23.7% and its EBITDA margin improved to 32.5% for the third quarter of 2003.

Ameristar Kansas City

               On September 12-14, 2003, we introduced the “All New Ameristar Kansas City” with a free public concert by Martina McBride, two-time Academy of Country Music Top Female Vocalist, a world-class fireworks display and other festivities. The enhanced facility includes a completely renovated casino with the widespread implementation of ticket-in, ticket-out slot machine technology and a casino cabaret featuring live Las Vegas-style entertainment. The property also features new food and entertainment venues, including the Great

[1] All market share information in this press release is based on gross gaming revenues.

Plains Cattle Co., Falcon Diner, Depot No. 9 Stage and Bar, Pearl’s Oyster Bar, the Amerisports Brew Pub with state-of-the-art audio and video technology and a food court with three popular national chain outlets.

               Net revenues at Ameristar Kansas City remained stable at $55.5 million in the third quarter of 2003 compared to the third quarter of 2002 despite the significant construction disruption from the renovation of the facility.

               Operating income was $9.4 million and EBITDA was $13.0 million in the third quarter of 2003, compared to $10.1 million and $13.4 million, respectively, in the third quarter of 2002. In the 2003 quarter, operating income and EBITDA were impacted by $1.3 million of costs incurred to open the new venues and to advertise, market and promote the introduction of the “All New Ameristar Kansas City.”

Ameristar Council Bluffs

               Net revenues at Ameristar Council Bluffs increased 9.1% to $40.3 million in the third quarter of 2003, compared to $36.9 million for the third quarter of 2002. Ameristar Council Bluffs’ market share increased to 39.4%, compared to 38.0% in the prior-year period. The property has now been the market share leader for 25 consecutive months.

               Operating income and operating margins at Ameristar Council Bluffs increased to $12.3 million and 30.6%, respectively, in the third quarter of 2003 from $10.3 million and 28.0%, respectively, in the third quarter of 2002. EBITDA grew to $14.9 million for the third quarter of 2003, an 18.3% increase from $12.6 million for the same period in the prior year. EBITDA margin reached a record level of 37.0% during the third quarter of 2003.

Ameristar Vicksburg

               Despite continuing softness in the Vicksburg gaming market, Ameristar Vicksburg reported an increase in net revenues of 1.4%, to $23.6 million for the third quarter of 2003 from $23.3 million for the third quarter of 2002. Food and beverage revenues were negatively impacted by the renovation of the Veranda Buffet, which is expected to be completed in December 2003. Ameristar Vicksburg continued to maintain its long-time market leadership position, with a 40.1% share in the third quarter of 2003.

               Operating income decreased to $5.1 million for the third quarter of 2003 from $5.5 million for the third quarter of 2002. EBITDA also decreased, from $7.8 million for the third quarter of 2002 to $7.5 million for the third quarter of 2003. The decline in operating income and EBITDA was primarily due to higher self-funded health insurance costs due to a significant increase in the number of large claims.

Jackpot Properties

               Net revenues at the Jackpot Properties decreased $0.4 million, or 2.5%, in the third quarter of 2003 compared to the third quarter of 2002. The Jackpot Properties’ financial results continue to be impacted by the sluggish Southern Idaho economy.

               The Jackpot Properties reported operating income of $2.5 million and EBITDA of $3.4 million for the third quarter of 2003, down 8.2% and 4.0%, respectively, from the third quarter of 2002. In addition to lower revenues, the decreases in operating income and EBITDA are attributable to higher general and administrative expenses.

Income tax rates

               Our effective income tax rate for the quarter ended September 30, 2003 was 37.0%, compared to 33.5% for the prior-year quarter. The federal income tax statutory rate was 35.0% in both years. The differences from the statutory rate are due to the effects of state income tax expense and certain expenses we incurred that are not deductible for federal income tax purposes.

Liquidity and Capital Resources

               At September 30, 2003, our total debt was $737.3 million, a decrease of $61.7 million since December 31, 2002. During the third quarter of 2003, we repaid approximately $29.4 million of long-term debt, including a $20.0 million prepayment of our senior credit facilities and a $1.9 million prepayment of other long-term debt. During the fourth quarter of 2003, we will make approximately $6.0 million of mandatory principal payments. Additionally, we intend to prepay up to $20.0 million of other long-term debt during the fourth quarter.

               Our cash and cash equivalents decreased from $90.6 million at December 31, 2002 to $81.5 million at September 30, 2003. At September 30, 2003, we had $68.5 million of available revolving borrowing capacity under our senior credit facilities.

               Interest expense (net of capitalized interest associated with our ongoing construction projects) for the third quarter of 2003 was $15.1 million, up 8.5% from $13.9 million for the third quarter of 2002. Total interest cost before capitalizing interest was $15.5 million for the quarter ended September 30, 2003, compared to $17.4 million for the quarter ended September 30, 2002. Interest cost decreased due to a lower weighted-average debt balance in the third quarter of 2003 compared to the prior-year quarter as a result of mandatory and accelerated reductions in long-term debt during 2003. Interest expense also declined due to lower average interest rates associated with our senior credit facilities in the third quarter 2003 compared to the third quarter 2002 and the $1.4 million adjustment to the interest accrual on our senior subordinated notes recorded in the current-year quarter.

               Capital expenditures for 2003 will exceed the amount currently permitted under our senior credit facilities (approximately $73 million) due to the acceleration of our implementation of “coinless” slots at our properties and the renovation and improvement projects recently completed at Ameristar Kansas City. Accordingly, we expect to seek from our lenders a waiver of the capital expenditure limitation under our senior credit facilities prior to the end of the year. While we do not currently anticipate any difficulties in obtaining the waiver, no assurances can be given that we will be able to do so.

               For the year ending December 31, 2003, we expect to generate free cash flow of $55 million to $57 million. Free cash flow is a non-GAAP financial measure, which we define as cash flows from operations, as defined in accordance with GAAP, less capital expenditures. The reconciliation of estimated GAAP cash flows from operations to estimated free cash flow is shown below.

Earnings guidance for the fourth quarter of 2003 and year ending December 31, 2003

               Based on our preliminary results of operations to date and our outlook for the remainder of the quarter, we currently estimate consolidated operating income of $29 million to $31 million, EBITDA of $45 million to $47 million (given anticipated depreciation expense of $16 million) and diluted earnings per share of $0.30 to $0.34 for the fourth quarter of 2003.

               For the year ending December 31, 2003, we are revising our previously issued guidance and currently estimate operating income of $137 million to $139 million, EBITDA of $200 million to $202 million (given anticipated depreciation expense of $63 million) and diluted earnings per share of $1.71 to $1.75.

Conference call

               We will hold a conference call to discuss our third quarter results and guidance for the fourth quarter at 3:00 p.m. Eastern Time on October 29, 2003. The call can be accessed live by calling (800) 361-0912. It can be replayed until November 7, 2003 at 8 p.m. Eastern Time by calling (888) 203-1112 and using the access code number 337800.

Forward-looking information

               This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1. Business - Risk

Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2002 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

About Ameristar

               Ameristar Casinos, Inc. is an innovative, Las Vegas-based gaming and entertainment company known for its distinctive, quality conscious hotel-casinos and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization’s roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the Company owns and operates six properties in Missouri, Iowa, Mississippi and Nevada, two of which carry the prestigious American Automobile Association’s Four Diamond designation. Ameristar’s Common Stock is traded on the Nasdaq National Market under the symbol: ASCA.

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Visit Ameristar Casinos’ Web site at www.ameristarcasinos.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2003	2002	2003

REVENUES:
Casino	$181,631	$194,865	$500,302	$566,752
Food and beverage	23,039	26,034	60,722	74,109
Rooms	6,492	6,602	18,629	18,123
Other	5,703	5,833	14,343	16,271

	216,865	233,334	593,996	675,255
Less: Promotional allowances	29,607	31,806	77,652	90,381

Net revenues	187,258	201,528	516,344	584,874

OPERATING EXPENSES:
Casino	80,867	89,382	217,093	260,043
Food and beverage	15,477	15,730	38,512	43,760
Rooms	2,010	1,651	5,683	4,712
Other	4,488	3,307	10,403	9,216
Selling, general and administrative	39,443	41,227	108,953	111,216
Depreciation and amortization	13,602	15,888	34,024	46,666
Impairment loss	1,077	147	5,213	687
Preopening expenses	4,925	—	6,401	—

Total operating expenses	161,889	167,332	426,282	476,300
Income from operations	25,369	34,196	90,062	108,574
OTHER INCOME (EXPENSE):
Interest income	23	71	108	282
Interest expense	(13,935)	(15,115)	(33,931)	(48,344)
Loss on early retirement of Debt	—	(415)	—	(415)
Other	(318)	126	(415)	160

INCOME BEFORE INCOME TAX PROVISION	11,139	18,863	55,824	60,257
Income tax provision	3,731	6,979	20,337	22,186

NET INCOME	$7,408	$11,884	$35,487	$38,071

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-CONTINUED
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2003	2002	2003

EARNINGS PER SHARE:
Net income:
Basic	$0.28	$0.45	$1.36	$1.44

Diluted	$0.28	$0.44	$1.34	$1.41

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,159	26,489	26,067	26,376

Diluted	26,367	27,297	26,424	27,025

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2003	2002	2003

Consolidated cash flow information
Cash flows provided by operations	$5,986	$26,110	$82,232	$112,126
Cash flows used in investing	$(45,002)	$(17,711)	$(198,407)	$(60,732)
Cash flows provided by (used in) financing	$40,414	$(29,180)	$122,251	$(60,507)
Net revenues
Ameristar St. Charles	$54,966	$66,005	$131,903	$191,842
Ameristar Kansas City	55,536	55,480	159,732	159,832
Ameristar Council Bluffs	36,920	40,285	109,647	116,753
Ameristar Vicksburg	23,315	23,643	69,161	70,924
Jackpot Properties	16,521	16,115	45,726	45,523
Corporate and other	—	—	175	—

Consolidated net revenues	$187,258	$201,528	$516,344	$584,874

Operating income (loss) (1)
Ameristar St. Charles	$3,900	$15,644	$20,845	$46,301
Ameristar Kansas City	10,080	9,365	32,776	31,230
Ameristar Council Bluffs	10,324	12,339	30,225	33,718
Ameristar Vicksburg	5,469	5,109	18,503	16,301
Jackpot Properties	2,682	2,462	8,424	7,516
Corporate and other	(7,086)	(10,723)	(20,711)	(26,492)

Consolidated operating income	$25,369	$34,196	$90,062	$108,574

EBITDA (1) (2)
Ameristar St. Charles	$8,194	$21,423	$27,592	$63,696
Ameristar Kansas City	13,423	12,977	42,069	41,158
Ameristar Council Bluffs	12,603	14,903	37,142	41,271
Ameristar Vicksburg	7,791	7,471	25,479	23,436
Jackpot Properties	3,557	3,414	11,153	10,436
Corporate and other	(6,597)	(10,104)	(19,349)	(24,757)

Consolidated EBITDA	$38,971	$50,084	$124,086	$155,240

Operating income margins (1)
Ameristar St. Charles	7.1%	23.7%	15.8%	24.1%
Ameristar Kansas City	18.2%	16.9%	20.5%	19.5%
Ameristar Council Bluffs	28.0%	30.6%	27.6%	28.9%
Ameristar Vicksburg	23.5%	21.6%	26.8%	23.0%
Jackpot Properties	16.2%	15.3%	18.4%	16.5%
Consolidated operating income margin	13.5%	17.0%	17.4%	18.6%

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA-CONTINUED
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2003	2002	2003

EBITDA margins (1) (2)
Ameristar St. Charles	14.9%	32.5%	20.9%	33.2%
Ameristar Kansas City	24.2%	23.4%	26.3%	25.8%
Ameristar Council Bluffs	34.1%	37.0%	33.9%	35.3%
Ameristar Vicksburg	33.4%	31.6%	36.8%	33.0%
Jackpot Properties	21.5%	21.2%	24.4%	22.9%
Consolidated EBITDA margin	20.8%	24.9%	24.0%	26.5%

(1)	For the three and nine months ended September 30, 2002, operating income and EBITDA include impairment charges of $1.1 million and $5.2 million, respectively, related to assets held for sale at St. Charles and pre-opening expenses of $4.9 million and $6.4 million, respectively, related to the opening of the new St. Charles facility. For the three and nine months ended September 30, 2003, operating income and EBITDA include impairment charges of $0.1 million and $0.7 million, respectively, related to slot machines held for sale at all properties and expenses of $1.3 million associated with introducing the “All New Ameristar Kansas City.” Operating income and EBITDA for the three and nine months ended September 30, 2003 also include corporate costs of $0.9 million related to the unsuccessful pursuit of a corporate acquisition. Operating income margin is operating income as a percentage of net revenues.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as we do.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)

The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2003	2002	2003

Ameristar St. Charles:
Operating income	$3,900	$15,644	$20,845	$46,301
Depreciation and amortization	4,294	5,779	6,747	17,395

EBITDA	$8,194	$21,423	$27,592	$63,696

Ameristar Kansas City:
Operating income	$10,080	$9,365	$32,776	$31,230
Depreciation and amortization	3,343	3,612	9,293	9,928

EBITDA	$13,423	$12,977	$42,069	$41,158

Ameristar Council Bluffs:
Operating income	$10,324	$12,339	$30,225	$33,718
Depreciation and amortization	2,279	2,564	6,917	7,553

EBITDA	$12,603	$14,903	$37,142	$41,271

Ameristar Vicksburg:
Operating income	$5,469	$5,109	$18,503	$16,301
Depreciation and amortization	2,322	2,362	6,976	7,135

EBITDA	$7,791	$7,471	$25,479	$23,436

Jackpot Properties:
Operating income	$2,682	$2,462	$8,424	$7,516
Depreciation and amortization	875	952	2,729	2,920

EBITDA	$3,557	$3,414	$11,153	$10,436

Corporate and other:
Operating income	$(7,086)	$(10,723)	$(20,711)	$(26,492)
Depreciation and amortization	489	619	1,362	1,735

EBITDA	$(6,597)	$(10,104)	$(19,349)	$(24,757)

Consolidated:
Operating income	$25,369	$34,196	$90,062	$108,574
Depreciation and amortization	13,602	15,888	34,024	46,666

EBITDA	$38,971	$50,084	$124,086	$155,240

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
RECONCILIATION OF ESTIMATED CASH FLOWS FROM OPERATIONS TO ESTIMATED FREE
CASH FLOW
(Dollars in Thousands)
(Unaudited)

The following table sets forth a reconciliation of estimated cash flows from operations, a GAAP financial measure, to estimated free cash flow, a non-GAAP financial measure.

Year ending December 31, 2003

Estimated Cash Flows from Operations	$145,000 – 147,000
Less: Estimated Capital Expenditures	90,000

Estimated Free Cash Flow (1)	$55,000 – 57,000

(1)	Free cash flow is a non-GAAP financial measure, which we define as cash flows from operations, as determined in accordance with GAAP, less capital expenditures. Free cash flow represents the cash generated by our business operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Management uses this measure to evaluate our ability to execute these initiatives and believes it is useful to investors for the same purpose. Free cash flow should not be construed as an alternative to cash flows from operations or any other measure determined in accordance with GAAP. We have other uses of cash flows, including mandatory principal payments of long-term debt, which are not included in the calculation of free cash flow. In addition, capital expenditures for maintenance purposes should not be considered as discretionary. It should also be noted that not all companies that report free cash flow calculate free cash flow in the same manner as we do.

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